Exhibit 23.1

WELD ASIA ASSOCIATES
(A PCAOB Registered Firm)
13-8, The Boulevard Office, Mid Valley City,
Lingkaran Syed Putra, 59200 Kuala Lumpur,
Malaysia
Tel : (603) 2284 5126 Fax : 2284 7126
E: info@weldasia.com
W: www.weldasia.com

We Provide Cross Border Professional Services

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Greenpro, Inc. on Form S1, Amendment No. 3, of our report dated November 28, 2013, relating to the financial statements of Greenpro, Inc. for the fiscal year ended October 31, 2013, and to the use of our name and the statements with respect to us, as appearing under the heading “Interest of Named Experts and Counsel” in the prospectus.

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES
Date: July 8, 2014
Kuala Lumpur, Malaysia

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